                                                                    Exhibit 3.26

                            ARTICLES OF INCORPORATION
                                       OF
                          QUINTILES TECHNOLOGIES, INC.

         The undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina:

         1.       The name of the corporation is Quintiles Technologies, Inc.

         2. The corporation shall have authority to issue One Hundred Thousand (100,000) shares of common stock with a par value of One Dollar ($1.00) per share.

         3. The address of the initial registered office of the corporation in the State of North Carolina is 4709 Creekstone Drive, Riverbirch Building, Suite 300, Durham, Durham County, North Carolina 27703, and the name of its initial registered agent at such address is Gregory D. Porter.

         4. The name and address of the incorporator is Amy J. Meyers, 2500 First Union Capitol Center, Raleigh, Wake County, North Carolina 27601.

         5. The number of directors constituting the initial board of directors shall be one (1), and the name and address of such person who is to serve as a director until the first meeting of shareholders, or until his successor is elected and qualified, is:

      NAME                                               ADDRESS
      ----                                               -------
Gregory D. Porter                             4709 Creekstone Drive
                                              Riverbirch Building, Suite 300
                                              Durham, North Carolina 27703

         6. A director of the corporation shall not be personally liable to the corporation or otherwise for monetary damages for breach of any duty as a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation; (ii) any liability under N.C. Gen. Stat. Section 55-8-33; or (iii) any transaction from which the director derived an improper personal benefit. If the North Carolina

Business Corporation Act is amended to authorize corporate action for further eliminating or limiting personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the North Carolina Business Corporation Act, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         7. The provisions of Article 9 and Article 9A of the North Carolina Business Corporation Act, entitled "The North Carolina Shareholder Protection Act" and "The North Carolina Control Share Acquisition Act," respectively, shall not be applicable to the corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of August, 1997.

                                                 /s/ Amy J. Meyers
                                              ----------------------------------
                                              Amy J. Meyers, Incorporator